NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS FISCAL 2016 RESULTS;
EXPECTS CONTINUED UNDERLYING GROWTH IN FISCAL 2017

Louisville, KY, June 8, 2016 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2016. For the fourth quarter, the company’s reported net sales1 declined 1% to $933 million (+4% on an underlying basis2). Reported operating income grew 212% in the fourth quarter to $726 million, or 10% excluding the impact from the sale of Southern Comfort and Tuaca3 (+15% on an underlying basis). Diluted earnings per share increased 291% to $2.60 compared to the prior-year period.

For the full year, reported net sales decreased 2% to $4,011 million (+5% on an underlying basis) as foreign exchange negatively impacted reported net sales growth by six points. Reported operating income grew 49% to $1,533 million, or 3% excluding the impact from the sale (+8% on an underlying basis), and diluted earnings per share increased 63% to $5.22, or 8% to $3.46 excluding the impact from the sale.

Paul Varga, the company's Chief Executive Officer said, "Fiscal 2016 was another successful year at Brown-Forman. We delivered solid underlying growth in sales and operating income, led by the Jack Daniel's family of brands. We also made important changes to our portfolio of brands that we believe position us well for the long-term. Against a favorable backdrop of global interest in American whiskey, we invested capital to expand our capacity and we returned approximately $1.4 billion to our shareholders during the year. We believe that our strong free cash flow and capital efficiency positions us to deliver top-tier returns for our shareholders."

Fiscal 2016 Highlights

•	Underlying net sales increased 5%:

◦	Price/mix contributed four percentage points to net sales growth and gross margin grew 10bps

◦	The Jack Daniel’s family of brands grew underlying net sales 6% (-1% reported)

◦	Jack Daniel’s Tennessee Honey grew underlying net sales 9% (0% reported)

◦	The company’s super- and ultra-premium whiskey brands[4] grew underlying net sales double digits, including 28% underlying net sales growth from Woodford Reserve (+29% reported)

◦	Herradura grew underlying net sales 13% (0% reported), el Jimador grew underlying net sales 5% (-5% reported) and New Mix RTDs grew underlying net sales 23% (+2% reported)

◦	Developed markets including the United States grew underlying net sales 6% (+1% reported)

•	Underlying operating income increased 8%

•	Returned $1.4 billion to shareholders ($1,107 million in buybacks and $266 million in dividends)

•	Generated an ROIC[5] of 23% and a ten-year TSR[6] of over 12%, outpacing the S&P 500's 7% per year

Fiscal 2016 Performance By Market - Solid Results in Developed Markets
The company's brands delivered another solid year of growth in developed markets, which helped offset the economic slowdown in the emerging markets and Global Travel Retail. Underlying net sales grew 6% (3% reported) in the United States, 6% (-3% reported) in developed markets outside of the United States, and 4% (-10% reported) in the emerging markets.

Brown-Forman Corporation - Top Ten Countries
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2016

Country	% of Reported Net Sales	% Growth in Reported Net Sales	% Growth in Underlying Net Sales
United States	46%	3%	6%
United Kingdom	10%	5%	9%
Australia	9%	(12)%	2%
Mexico	5%	(11)%	6%
Germany	5%	(1)%	7%
Poland	3%	(12)%	1%
France	3%	6%	13%
Turkey	2%	(2)%	17%
Russia	1%	(26)%	(17)%
Canada	1%	(1)%	7%
Top Ten Total	85%	(1)%	6%
Other Markets	15%	(8)%	0%
Total Worldwide	100%	(2)%	5%
Note: Reported net sales growth includes the impact from changes in foreign exchange and inventories; Totals may differ due to rounding.

Sales growth in the United States was powered by the Jack Daniel's family of brands which grew underlying net sales by mid-single digits. Jack Daniel's Tennessee Whiskey continued its upward trajectory, growing to 5.2 million cases, and combined depletions for Jack Daniel's Tennessee Honey and Tennessee Fire surpassed one million cases in the United States. In addition to growing Gentleman Jack's underlying net sales by 10% in the United States (6% reported), the company sustained a high rate of growth for its premium bourbon brands, including 25% underlying net sales growth (29% reported) for Woodford Reserve and 48% for Old Forester (48% reported). Herradura and el Jimador tequilas grew underlying net sales by high-teens in the United States.

The developed markets outside of the United States experienced an acceleration in their underlying net sales trends compared to fiscal 2015, growing 6% (-3% reported). Western Europe's underlying net sales jumped high-single digits, as the United Kingdom, Germany and France delivered strong results. New Zealand and Canada continued to grow at a healthy rate, Australia, Japan and Spain each returned to sales growth in the year, but Italy's sales declined.

While the emerging markets have historically been a significant contributor to our incremental growth, we experienced a marked slowdown during fiscal 2016 as weakening economic conditions and currency devaluations dampened consumer's purchasing power. Aggregate underlying net sales grew 4% (-10% reported) in the emerging markets. This year was a tale of two halves, with emerging markets growing underlying net sales by 8% in the first half and only 1% in the second half. The emerging markets displayed some signs of stabilization, with the fourth quarter's rate of growth in-line with the third quarter's growth. Turkey, Brazil, South Africa and Ukraine each delivered double-digit underlying net sales growth. Russia's underlying net sales declined 17% and southeast Asia dropped double-digits, led by declines in Indonesia due to recent changes to industry regulation of import duties. Mexico grew underlying net sales 6%, while Poland grew only 1% due to a challenging competitive environment in vodka.

Travel Retail’s underlying net sales decreased 12% (-18% reported). Travel retail’s results were pressured by the decline in spending from travelers, as well as continued volatility in foreign exchange, which has also resulted in weaker consumer demand and a reduction in the historic price gap between travel retail and local economy.

Fiscal 2016 Brand Performance - Growth Led by Jack Daniel's, Premium Bourbons and Tequilas
The company’s underlying net sales growth was led by the Jack Daniel’s family, up 6% (-1% reported). Jack Daniel's Tennessee Whiskey grew underlying net sales by 4% (-1% reported) despite the slowdown in the emerging markets and Global Travel Retail. Jack Daniel’s Tennessee Honey grew underlying sales by 9% (0% reported), powered by strong growth outside of the United States. Jack Daniel’s Tennessee Fire had a great first full year of results in the United States, contributing roughly one point to the company's underlying growth. Jack Daniel's Tennessee Honey and Fire depleted a combined 1.9 million cases globally. In fiscal 2017, the company is rolling out Jack Daniel's Tennessee Fire to several markets outside of the United States including the United Kingdom, Germany, and Australia. Gentleman Jack and Jack Daniel's Single Barrel surpassed 700,000 case depletions in the year, and grew aggregate underlying net sales by 6% (1% reported). Jack Daniel’s RTD/RTP business grew underlying net sales by 4% (-7% reported).

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood, collectively grew underlying net sales by mid-teens. Old Forester’s underlying net sales grew 47% (48% reported), and the Woodford Reserve family of brands grew underlying net sales 28% (+29% reported).

Finlandia vodka experienced a 5% decline in underlying net sales (-16% reported), pulled down by weak results in Poland and Russia. The competitive landscape for premium vodka in Poland remains very challenging while results in Russia have worsened as the economic slowdown and ruble depreciation are negatively impacting consumption.

El Jimador grew underlying net sales by 5% (-5% reported). Strong growth in the United States was offset somewhat by the anticipated volume declines in Mexico associated with the company's strategic repositioning of the brand at a higher price point through multi-year increases. New Mix’s underlying net sales increase of 23% (+2% reported) continued to benefit from distribution gains and new sizes. Herradura grew underlying net sales by 13% (0% reported) globally, driven by double-digit gains in the United States and Mexico.

Other P&L Items
In fiscal 2016, company-wide price/mix improvements contributed approximately four percentage points of underlying sales growth and helped deliver gross margin expansion of 10bps. Underlying A&P spend increased by 2% (-4% reported). Underlying SG&A increased by 2% (-1% reported), and the company is focused on containing SG&A growth, excluding potential route to market investments.

Financial Stewardship
As of April 30, 2016, total debt was $1,501 million, up from $1,183 million as of April 30, 2015. The increase reflects the issuance of $500 million of 4.5% 30-year senior unsecured notes in June 2015. On January 15, 2016, the company repaid $250 million of 2.5% notes. On March 1, 2016, the company closed on the sale of Southern Comfort and Tuaca for $543 million. On June 1, 2016, the company closed on the acquisition of the GlenDronach, BenRiach, and Glenglassaugh single malt scotch brands for $408 million.

On May 26, 2016, Brown-Forman's board declared a regular quarterly cash dividend of $0.34 per share on its Class A and Class B common stock. The cash dividend is payable on July 1, 2016 to stockholders of record on June 6, 2016. Brown-Forman has paid regular quarterly cash dividends for 70 consecutive years and has increased the dividend for 32 consecutive years. On May 26th, 2016, the Brown-Forman board also approved a two-for-one stock split for all shares of Class A and Class B common stock, to be paid in the form of a stock dividend. Implementation of the stock split is subject to approval of an increase in the number of outstanding share of Class A common stock at the company’s annual meeting of stockholders scheduled to be held on July 28, 2016.

In fiscal 2016, the company also repurchased a record $1.1 billion of shares, comprised of 11.4 million Class A and Class B shares at an average price of $97 per share. When combined with the $266 million of cash dividends paid, the company returned approximately $1.4 billion to shareholders during the year. As of April 30, 2016, the remaining share repurchase authorization totaled $889 million.

Fiscal Year 2017 Outlook
Significant uncertainty around the global economic environment and its potential impact on our business makes it difficult to predict future results. Assuming no further deterioration in the global economy in fiscal 2017, particularly in the emerging markets, the company anticipates:
1.Underlying net sales growth of 4% to 6%, led by our premium American whiskey brands
2.Underlying operating income growth of 7% to 9%

3.	Diluted earnings per share of $3.42 to $3.62, which includes expected foreign exchange headwinds of $0.07 given current spot rates, as well as lower distributor inventory levels.
Following is a table that reconciles reported results to the baseline earnings in fiscal 2016:

EPS Roll Forward
Fiscal 2016 Reported EPS (GAAP)	$5.22
Impact from sale of Southern Comfort and Tuaca[7]	$1.76
Fiscal 2016 Reported EPS[8] excluding Impact (Non-GAAP)	$3.46
Earnings contribution from sold brands	$0.20
Adjusted Fiscal 2016 Base EPS	$3.26
Fiscal 2017 EPS Outlook	$3.42 to $3.62
Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call will also be available on the website two hours after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

For more than 145 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, and Chambord. Brown-Forman’s brands are supported by nearly 4,600 employees and sold in approximately 160 countries worldwide.

Footnotes:
1 Percentage growth rates are compared to prior-year periods, unless otherwise noted.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general and administrative expenses and (e) underlying operating income. A reconciliation of these non-GAAP measures for the three-month and twelve-month periods ended April 30, 2016, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful, are included in Schedule A and B in this press release.
3 On March 1, 2016, the company completed the sale of the Southern Comfort and Tuaca brands. This calculation removes (a) the gain on sale, (b) transaction-related costs, and (c) operating activity for the period that is not comparable.
4 Super/Ultra-premium whiskey brands include the Woodford Reserve family, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood.
5 ROIC: Return on invested capital is defined as the sum of net income (excluding the gain on the sale of Southern Comfort and Tuaca) and after-tax interest expense, divided by average invested capital. Invested capital equals assets less liabilities, excluding interest-bearing debt.
6 TSR: Total Shareholder Return is shown as a compound annual growth rate assuming dividends reinvested, and is measured over the ten-year period ending April 30, 2016.
7 Impact from sale of Southern Comfort and Tuaca is primarily related to the $485 million gain on sale.
8 Diluted EPS through January 31, 2016 was $2.65.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies - especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, water, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2015 and 2016
(Dollars in millions, except per share amounts)

	2015	2016	Change

Net sales	$947	$933	(1%)
Excise taxes	207	204	(2%)
Cost of sales	213	216	1%
Gross profit	527	513	(3%)
Advertising expenses	103	101	(2%)
Selling, general, and administrative expenses	186	181	(3%)
Gain on sale of business	—	(485)
Other expense (income), net	6	(10)
Operating income	232	726	212%
Interest expense, net	6	11
Income before income taxes	226	715	216%
Income taxes	86	193
Net income	$140	$522	272%

Earnings per share:
Basic	$0.67	$2.62	291%
Diluted	$0.66	$2.60	291%

Gross margin	55.6%	54.9%
Operating margin	24.6%	77.7%

Effective tax rate	38.0%	27.0%

Cash dividends paid per common share	$0.315	$0.340

Shares (in thousands) used in the
calculation of earnings per share
Basic	209,861	199,328
Diluted	211,284	200,506

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Years Ended April 30, 2015 and 2016
(Dollars in millions, except per share amounts)

	2015	2016	Change

Net sales	$4,096	$4,011	(2%)
Excise taxes	962	922	(4%)
Cost of sales	951	945	(1%)
Gross profit	2,183	2,144	(2%)
Advertising expenses	437	417	(4%)
Selling, general, and administrative expenses	697	688	(1%)
Gain on sale of business	—	(485)
Other expense (income), net	22	(9)
Operating income	1,027	1,533	49%
Interest expense, net	25	44
Income before income taxes	1,002	1,489	49%
Income taxes	318	422
Net income	$684	$1,067	56%

Earnings per share:
Basic	$3.23	$5.26	63%
Diluted	$3.21	$5.22	63%

Gross margin	53.3%	53.4%
Operating margin	25.1%	38.2%

Effective tax rate	31.7%	28.3%

Cash dividends paid per common share	$1.210	$1.310

Shares (in thousands) used in the
calculation of earnings per share
Basic	211,593	202,977
Diluted	213,083	204,280

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
As of April 30, 2015 and 2016
(Dollars in millions)

	2015	2016
Assets:
Cash and cash equivalents	$370	$263
Accounts receivable, net	583	559
Inventories	953	1,054
Other current assets	348	357
Total current assets	2,254	2,233

Property, plant, and equipment, net	586	629
Goodwill	607	590
Other intangible assets	611	595
Other assets	130	136
Total assets	$4,188	$4,183

Liabilities:
Accounts payable and accrued expenses	$497	$501
Accrued income taxes	12	19
Short-term borrowings	190	271
Current portion of long-term debt	250	—
Other current liabilities	9	—
Total current liabilities	958	791

Long-term debt	743	1,230
Deferred income taxes	107	101
Accrued postretirement benefits	311	353
Other liabilities	164	146
Total liabilities	2,283	2,621

Stockholders’ equity	1,905	1,562

Total liabilities and stockholders’ equity	$4,188	$4,183

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Years Ended April 30, 2015 and 2016
(Dollars in millions)

	2015	2016

Cash provided by operating activities	$608	$524

Cash flows from investing activities:
Proceeds from sale of business	—	543
Additions to property, plant, and equipment	(120)	(108)
Other	(5)	(2)
Cash provided by (used for) investing activities	(125)	433

Cash flows from financing activities:
Net increase in short-term borrowings	183	80
Repayment of long-term debt	—	(250)
Proceeds from long-term debt	—	490
Debt issuance costs	—	(5)
Acquisition of treasury stock	(462)	(1,107)
Dividends paid	(256)	(266)
Other	4	(2)
Cash used for financing activities	(531)	(1,060)

Effect of exchange rate changes on cash and cash equivalents	(19)	(4)

Net decrease in cash and cash equivalents	(67)	(107)

Cash and cash equivalents, beginning of period	437	370

Cash and cash equivalents, end of period	$370	$263

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Twelve Months Ended	Fiscal Year Ended
	April 30, 2016	April 30, 2016	April 30, 2015

Reported change in net sales	(1)%	(2)%	4%
Impact of foreign currencies	3%	6%	3%
Acquisitions and divestitures	2%	1%	—%
Estimated net change in distributor inventories	—%	—%	(1)%

Underlying change in net sales	4%	5%	6%

Reported change in gross profit	(3)%	(2)%	5%
Impact of foreign currencies	4%	6%	3%
Acquisitions and divestitures	3%	1%	—%
Estimated net change in distributor inventories	1%	—%	(1)%

Underlying change in gross profit	6%	5%	7%

Reported change in advertising	(2)%	(4)%	—%
Acquisitions and divestitures	8%	2%	—%
Impact of foreign currencies	3%	5%	4%

Underlying change in advertising	8%	2%	4%

Reported change in SG&A	(3)%	(1)%	2%
Impact of foreign currencies	1%	4%	2%
Estimated net change in distributor inventories	—%	—%	—%
Acquisitions and divestitures	(2)%	—%	—%

Underlying change in SG&A	(3)%	2%	4%

Reported change in operating income	212%	49%	6%
Estimated net change in distributor inventories	3%	1%	(3)%
Impact of foreign currencies	2%	4%	6%
Acquisitions and divestitures	(202)%	(46)%	—%

Underlying change in operating income	15%	8%	9%

Note: Totals may differ due to rounding
Notes:
We use certain financial measures in this report that are not measures of financial performance under GAAP. These non-GAAP measures, which are defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. The non-GAAP measures we use in this report may not be defined and calculated by other companies in the same manner.

We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis, and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying cost of sales, (c) underlying excise taxes, (d) underlying gross profit, (e) underlying advertising expenses, (f) underlying selling, general, and administrative (SG&A) expenses, and (g) underlying operating income. To calculate each of these measures, we adjust, as applicable, for (a) foreign currency exchange; (b) estimated net changes in distributor inventories; and (c) the impact of acquisition and divestiture activity. We explain these adjustments below.

• “Foreign exchange.” We calculate the percentage change in our income statement line-items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this report, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.
• “Estimated net change in distributor inventories.” This measure refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period being compared, we estimate the effect of distributor inventory changes on our results using depletion information provided to us by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows us to understand better our underlying results and trends.
• “Acquisitions and divestitures.” On January 14, 2016, we announced that we had reached an agreement to sell our Southern Comfort and Tuaca brands and related assets to Sazerac Company, Inc. The transaction closed March 1, 2016 for approximately $543 million in cash (subject to a post-closing inventory adjustment), which resulted in an estimated one-time operating income gain of approximately $485 million in the fourth quarter of fiscal 2016. This adjustment removes (a) the gain on sale, (b) transaction-related costs, and (c) operating activity for the period that is not comparable in calculating our underlying growth. On April 27, 2016, we announced that we had reached an agreement to purchase The BenRiach Distillery Company Limited. The purchase closed on June 1, 2016 for approximately £281 million ($408 million USD as of June 1, 2016). Prior to the purchase of BenRiach, we incurred transaction related costs in fiscal 2016, which are removed from our results. We believe that these adjustments allow us to understand better our underlying results on a comparable basis.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures in connection with management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts, and investors concerning our financial performance. We have provided reconciliations of the non-GAAP measures adjusted to an “underlying” basis to their nearest GAAP measures in the tables below under “Results of Operations – Year-Over-Year Comparisons” and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Schedule B
Brown-Forman Corporation
Supplemental Worldwide Brand Information (Unaudited)
Twelve Months Ended April 30, 2016

			% Change vs. FY2015
Brand	Depletions (000's)		Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion[3]	9-Liter	Equivalent Conversion	Reported	Foreign Exchange	Net Change in Est. Distributor Inventories	Underlying
Jack Daniel’s Family	22,326	15,734	5%	5%	(1)%	6%	1%	6%
Jack Daniel’s Tennessee Whiskey	12,311	12,311	3%	3%	(1)%	6%	(1)%	4%
Jack Daniel’s Tennessee Honey	1,459	1,459	8%	8%	—%	5%	4%	9%
Other Jack Daniel’s Whiskey Brands[4]	1,212	1,212	30%	30%	11%	5%	12%	28%
Jack Daniel’s RTD/RTP[5]	7,345	734	4%	4%	(7)%	11%	—%	4%
Southern Comfort[6]	1,866	1,672	(10)%	(10)%	(17)%	4%	—%	(6)%
Finlandia	2,995	2,965	(12)%	(9)%	(16)%	13%	(2)%	(5)%
el Jimador[7]	1,146	1,136	(4)%	(4)%	(5)%	9%	1%	5%
New Mix RTD[8]	5,857	586	14%	14%	2%	20%	0%	23%
Herradura[9]	396	396	6%	6%	—%	11%	1%	13%
Woodford Reserve	500	500	26%	26%	29%	2%	(3)%	28%
Canadian Mist	1,335	1,335	(11)%	(11)%	(10)%	0%	(1)%	(11)%
Rest of Brand Portfolio (excludes Discontinued Brands)	3,981	3,981	(2)%	(2)%	(1)%	5%	(1)%	3%
Total Portfolio	40,481	28,291	2%	0%	(2)%	6%	—%	5%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentleman Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye, Jack Daniel's 1907, and Jack Daniel's Single Barrel Barrel Proof whiskey.
5 Refers to RTD and RTP line extensions of Jack Daniel’s.
6 Reported net sales for Brown-Forman Corporation and Southern Comfort were negatively impacted by 1% point and 7% points, respectively, due to the divestiture on March 1, 2016. These effects should be considered when calculating underlying net sales. Please see the Notes to Schedule A in this press release for additional information on the impact of acquisitions and divestitures and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
7 Includes el Jimador, el Jimador Flavors, el Jimador RTDs.
8 New Mix RTD brand produced with el Jimador tequila.
9 Includes Herradura, Herradura Ultra, Herradura Coleccion De La Casa, and Herradura Seleccion Suprema.